Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 4, 2024, in the Registration Statement (Form S-1) and related Prospectus of Metsera, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Iselin, New Jersey

January 10, 2025